EXPENSE CAP/REIMBURSEMENT AGREEMENT

      This Agreement is entered into as of the 11th day of November, 2005 between Reams Asset Management Company, LLC (the "Adviser") and Columbus Funds, Inc. (the "Company") on behalf of each series as set forth on Exhibit A, as amended from time to time, (the "Funds").

      WHEREAS, the Adviser desires to contractually agree to waive a portion of its advisory fee or reimburse certain of each Fund's operating expenses to ensure that the Fund's total operating expenses do not exceed the level described below.

      NOW THEREFORE, the parties agree as follows:

      The Adviser agrees that until the date set forth on Exhibit A, the Adviser will reduce its compensation as provided for in the Investment Advisory Agreement between the Company and the Adviser dated December 30, 2003, and/or assume expenses for the applicable Fund to the extent necessary to ensure that the Fund's total operating expenses (on an annual basis) do not exceed the percentage set forth on Exhibit A for the Fund's average daily net assets.

      The Adviser shall be entitled to recoup such amounts for a period of up to three (3) years following the fiscal year in which the Adviser reduced its compensation and/or assumed expenses for the applicable Fund, provided that the total operating expenses including this recoupment do not exceed the established cap on expenses for that year.

                                    REAMS ASSET MANAGEMENT COMPANY, LLC


                                    By: /s/ David B. Mckinney
                                        -------------------------------
                                        David B. McKinney


                                    COLUMBUS FUNDS, INC.


                                    By: /s/ Mark M. Egan
                                        -------------------------------
                                        Mark M. Egan, President

                                    EXHIBIT A
                           (EFFECTIVE JANUARY 1, 2006)

                                    TOTAL OPERATING          DATE EXPENSE
          SERIES                      EXPENSE CAP             CAP EXPIRES
--------------------------------------------------------------------------------
Columbus Low Duration Fund                0.20%            January 31, 2007

Columbus Intermediate Fund                0.20%            January 31, 2007

Columbus Core Fund                        0.20%            January 31, 2007

Columbus Core Plus Fund                   0.20%            January 31, 2007